Hunton & Williams
                       RIVERFRONT PLAZA, EAST TOWER
                           951 EAST BYRD STREET
                       RICHMOND, VIRGINIA 23219-4074


                                                       File No.:  27789.206
                                               Direct Dial:  (804) 788-8267

                              June 14, 1994

Board of Directors
United Dominion Realty Trust, Inc.
10 South Sixth Street
Richmond, Virginia  23219

                    Registration Statement on Form S-3
                     9,200,000 Shares of Common Stock

Gentlemen:

     We are acting as counsel for United Dominion Realty Trust, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 of 9,200,000 shares of Common Stock, $1 par value, of the Company (the "Shares"). The Shares are described in the Registration Statement on Form S-3 of the Company (the "Registration Statement"), File No. 33-53839, filed with the Securities and Exchange Commission (the "Commission") on May 26, 1994, and amended on June 14, 1994. In connection with the filing and amendment of the Registration Statement you have requested our opinion concerning certain corporate matters.

     We are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

     2. When the Shares have been sold to the Underwriters as described in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Prospectus included therein.

                                   Very truly yours,


                                   HUNTON & WILLIAMS


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